                                                                    EXHIBIT 99-1

                                  PRESS RELEASE

                    HERITAGE PROPANE ENTERS INTO AGREEMENT TO
                             ACQUIRE PROFLAME, INC.


TULSA, OKLAHOMA                                                     JULY 5, 2001
--------------------------------------------------------------------------------

HERITAGE PROPANE PARTNERS, L.P. (NYSE: HPG) today announced it has entered into definitive agreements to acquire the operations of ProFlame, Inc. (ProFlame) and related propane distribution companies in California and Nevada.

ProFlame was founded in 1947 and is owned and operated principally by the Bunting family. It is one of the largest privately held propane marketers on the West Coast and for the fiscal year ended August 31, 2000, delivered approximately 25 million retail gallons of propane to over 32,000 customers. ProFlame's propane distribution network includes 20 retail outlets throughout California and Nevada, as well as 11 additional sites that are either railcar terminals and/or storage facilities located in areas such as the San Francisco Bay, San Joaquin Valley, Redding and Barstow, California, and in Reno and Las Vegas, Nevada.

"The ProFlame acquisition complements our strategic plan to expand in population growth areas, obtain geographic balance to minimize our weather risk across the country, and acquire quality propane companies that we expect to be accretive," according to H. Michael Krimbill, President and Chief Executive Officer of Heritage. "Having grown significantly during the past year in the Southeast through the U.S. Propane transaction and the Northeast through the acquisitions of EnergyNorth Propane and VGS Propane, we are excited to add ProFlame as it will significantly add to our Western operational base. We will welcome ProFlame's 175 employees to the Heritage family."

Heritage Propane is the fourth largest retail marketer of propane in the United States, delivering approximately 350 million retail gallons annually to more than 500,000 customers from over 250 customer service locations in 28 states.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Heritage believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.





                                       3